EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-98245, 333-48088 and 333-103129 and 333-118729) and Form S-3 (Registration Nos. 333-76234, 333-103130, 333-109584, 333-112489, 333-114441 and 333-116080) of our report dated March 9, 2005 (with respect to Notes A and J[5], March 11, 2005) on our audit of the financial statements included in the 2004 annual report on Form 10-K of Axonyx Inc. We also consent to the reference to our firm in the “Experts” sections of the registration statements on Form S-3.

Eisner LLP

New York, New York
March 15, 2005

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